Exhibit 4.11

THIS WARRANT AND THE SHARES OF COMMON STOCK ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR TRANSFERRED UNLESS THERE EXISTS AN EFFECTIVE REGISTRATION STATEMENT THEREFOR UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ALL APPLICABLE STATE SECURITIES LAWS OR THE ISSUER HEREOF HAS RECEIVED AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO COUNSEL OF THE ISSUER, THAT SUCH SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR TRANSFER IS EXEMPT FROM REGISTRATION.

MOTRICITY, INC.

COMMON STOCK PURCHASE WARRANT

Warrant No. W-16	300,000 Shares

This certifies that, for the agreed upon value of $1.00 and for other good and valuable consideration, Silicon Valley Bank (“Bank”) or its permitted registered assigns (either, the “Registered Holder”), is entitled, subject to the terms and conditions of this Warrant, to purchase from MOTRICITY, INC., a Delaware corporation (the “Company”), at any time after the date of this Warrant and prior to the Expiration Date (as defined below), up to 300,000 shares (subject to adjustment as hereinafter set forth) of the common stock, $0.001 par value per share (the “Common Stock”), of the Company, at a purchase price of Two Dollars and Fifteen Cents ($2.15) per share (as adjusted as hereinafter set forth, the “Purchase Price”), upon the terms and conditions set forth below.

1. Exercise of Warrant. Subject to compliance with applicable securities laws, this Warrant may be exercised in whole or in part, from time to time, at any time after the date hereof but in any event at or prior to 5:00 P.M., Research Triangle Park, North Carolina time, on the Expiration Date but not thereafter, by surrendering this Warrant at the principal office of the Company together with a duly executed subscription form in the form attached hereto as Exhibit 1, together with the payment of the sum obtained by multiplying the number of shares of Common Stock to be purchased by the Purchase Price. In case of any partial exercise of this Warrant, the Company shall execute and deliver a new Warrant of like tenor for the balance of the shares of Common Stock purchasable hereunder. Upon receipt of notice of any of the events specified in Paragraphs 6(b), 6(c) and 6(d) below, the Registered Holder may elect to exercise the Warrant subject to the occurrence of the event described in such notice by delivering to the Company a duly executed subscription form which shall expressly state that such exercise is contingent upon the occurrence of such event and the Warrant shall be deemed to have been exercised on the date on which such event actually occurs.

2. Effect of Exercise. This Warrant shall be deemed to have been exercised immediately prior to the close of business on the date of its surrender for exercise as provided above, and the person entitled to receive the shares of Common Stock issuable upon such exercise shall be treated for all purposes as the holder of record of such shares as of the close of business on such date. As soon as practicable on or after such date, the Company shall issue and deliver to the person (or persons) entitled to receive the same a certificate or certificates for the number of whole shares of Common Stock issuable upon such exercise, together with cash in lieu of any fraction of a share equal to such fraction of the Fair Market Value (as defined in Paragraph 10 below) of one whole share of Common Stock as of the date of exercise. No fractional shares may be issued upon any exercise of this Warrant. All shares of Common Stock issued upon the exercise of this Warrant shall be validly issued, fully paid and non-assessable.

3. Adjustment of Purchase Price and Number of Shares Purchasable Hereunder. The Purchase Price, number of shares and the nature of securities purchasable hereunder shall be subject to adjustment from time to time in accordance with the following provisions:

(a) In case the Company shall at any time subdivide the outstanding shares of its Common Stock, the Purchase Price in effect immediately prior to such subdivision shall be proportionately decreased, and in case the Company shall at any time combine the outstanding shares of its Common Stock, the Purchase Price in effect immediately prior to such combination shall be proportionately increased, effective from and after the record date of such subdivision or combination, as the case may be. Upon any adjustment in the Purchase Price pursuant to this Paragraph 3(a), the Registered Holder shall thereafter be entitled to purchase, at the adjusted Purchase Price, the number of shares of Common Stock, calculated to the nearest full share, obtained by multiplying the number of shares of Common Stock purchasable hereunder immediately prior to such adjustment by the Purchase Price in effect immediately prior to such adjustment, and dividing the product thereof by the Purchase Price resulting from such adjustment.

(b) In case the Company shall issue additional shares of Common Stock as a dividend on the Common Stock, from and after the day which is the record date for the determination of stockholders entitled to such dividend, the Registered Holder shall, until a further adjustment, be entitled to purchase the number of shares of Common Stock, calculated to the nearest full share, obtained by multiplying the number of shares of Common Stock purchasable hereunder immediately prior to said record date by a fraction, the numerator of which is the total number of shares of Common Stock outstanding after the issuance of the dividend, calculated on a fully diluted basis assuming the conversion of all outstanding convertible securities and the exercise of all outstanding options, warrants or other rights (including those with respect to convertible securities), and the denominator of which is the number of shares of Common Stock outstanding immediately prior to said record date, calculated on a fully diluted basis assuming the conversion of all outstanding convertible securities and the exercise of all outstanding options, warrants, or other rights (including those with respect to convertible securities). Upon each adjustment pursuant to this Paragraph 3(b), the Purchase Price in effect immediately prior to such adjustment shall be reduced to an amount determined by dividing the product obtained by multiplying such Purchase Price by the number of shares of Common Stock purchasable hereunder immediately prior to such adjustment by the number of shares of Common Stock purchasable hereunder immediately following such adjustment.

(c) In case the Company shall enter into any reorganization, consolidation or merger of the Company with or into another corporation or other entity (“Merger Entity”)

(other than a merger with a subsidiary in which merger the Company is the continuing corporation and which does not result in any reclassification, capital reorganization or other change of securities of the class or series issuable upon exercise of this Warrant) in which the consideration to the Company’s shareholders is comprised solely of voting securities of the Merger Entity, which voting securities are not traded in a public market, this Warrant shall be converted to a warrant to purchase shares of voting securities in the Merger Entity (1) in the kind and amount of shares of stock and other securities and property receivable upon such reorganization, consolidation or merger by a holder of the number of shares of Common Stock which might have been received if the Registered Holder had exercised this Warrant immediately prior to such reorganization, consolidation or merger, and (2) at a purchase price which will be adjusted so that the total amount of consideration paid to the Merger Entity shall be $645,000.00 upon exercise.

4. Reorganization or Reclassification. If at any time while this Warrant is outstanding there shall be any reorganization or reclassification of the Common Stock of the Company (other than a subdivision or combination of shares provided for in Paragraph 3), the Registered Holder shall thereafter be entitled to receive, during the term hereof and upon payment of the Purchase Price, the number of shares of stock or other securities or property of the Company resulting from such reorganization or reclassification, as the case may be, to which a holder of the Common Stock of the Company, deliverable upon the exercise of this Warrant, would have been entitled upon such reorganization or reclassification if this Warrant had been exercised immediately prior to such reorganization or reclassification, and in any such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Company) shall be made in the application of the provisions herein set forth with respect to the rights and interest thereafter of the Registered Holder to the end that the provisions set forth herein (including the adjustment of the Purchase Price and the number of shares issuable upon the exercise of this Warrant) shall thereafter be applicable, as near as reasonably may be, in relation to any shares or other property thereafter deliverable upon the exercise hereof.

5. Description of Adjustments. After any adjustment of the Purchase Price or the number of shares of Common Stock purchasable upon the exercise of this Warrant or upon the written request of the Registered Holder, the Company shall deliver to the Registered Holder at the address set forth below a written description setting forth in reasonable detail the Purchase Price and number of shares purchasable hereunder as of the date of such notice and the series of calculations leading to such Purchase Price and number of shares.

6. Expiration Date. The stock purchase rights represented by this Warrant shall terminate on the earliest to occur of the following (the “Expiration Date”):

(a) 5:00 P.M., Research Triangle Park, North Carolina time, on June 29, 2014;

(b) the date on which the Company is liquidated or finally dissolved, provided that the Company has given the Registered Holder at least ten (10) days’ advance written notice of such dissolution or liquidation;

(c) the date on which the Company sells, leases, licenses or otherwise disposes of all or substantially all of its assets, provided that the Company has given the Registered Holder at least ten (l0) days’ advance written notice of such sale, lease, license or other disposition; or

(d) the date on which the Company merges or consolidates with another entity and the stockholders of the Company own less than fifty percent (50%) of the equity interests or voting power of the surviving entity or the parent of the surviving entity, provided that the Company has given the Registered Holder at least ten (10) days’ advance written notice of such merger or consolidation. Notwithstanding the foregoing, this provision shall not apply if the Company merges or consolidates with another entity in a transaction covered by Section 3(c) hereof.

7. Charges, Taxes and Expenses. The issuance of certificates for shares of stock upon any exercise of this Warrant shall be made without charge to the Registered Holder for any tax or other expense in respect to the issuance of such certificates, all of which taxes and expenses shall be paid by the Company, and, subject to terms and conditions of this Warrant, such certificates shall be issued in the name of, or in such name or names as may be directed by, the Registered Holder; provided, however, that in the event that certificates for shares of stock are to be issued in a name other than the name of the Registered Holder, this Warrant when surrendered for exercise shall be accompanied by an instrument of transfer in form satisfactory to the Company, duly executed by the Registered Holder in person or by an attorney duly authorized in writing and the Registered Holder shall pay all stock transfer taxes payable upon issuance of such stock certificate.

8. Transferor Warrant.

(a) This Warrant may not be transferred except as permitted by this Paragraph 8(a) and in compliance with all applicable federal and state securities laws. Any permitted transfer shall require the delivery to the Company of a legal opinion in form and substance reasonably acceptable to the Company. Notwithstanding the foregoing and any other provision of this Paragraph 8, upon receipt by Registered Holder of the executed Warrant, Registered Holder will transfer all of this Warrant to Registered Holder’s parent company, SVB Financial Group, by execution of an Assignment substantially in the form of Exhibit 2. Subject to the provisions of this Paragraph 8 and upon providing Company with written notice, SVB Financial Group may, in connection with a sale of the underlying Loan from the Bank to the Company, freely transfer all or part of this Warrant or the shares issuable upon exercise of this Warrant (or the shares issuable, directly or indirectly, upon conversion of the shares, if any) to such purchaser; provided, however, in connection with any such transfer, SVB Financial Group will give the Company notice of the transfer of the Warrant setting forth the name, address and taxpayer identification number of the transfereee, and Holder will surrender this Warrant to the Company for re-issuance to the transferee(s) and Holder, if applicable) and will provide the Company with a legal opinion in form and substance reasonably acceptable to the Company.

(b) The Registered Holder of this Warrant and each person to whom this Warrant is subsequently transferred represents and warrants to the Company (by acceptance of such transfer) that it will not transfer this Warrant (or securities issuable upon exercise hereof) except as permitted in this paragraph 8 and without compliance with all applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company, as reasonably requested by the Company). The Company shall not require the Bank to provide an opinion of counsel if the transfer is to Bank’s parent company, SVB Financial Group (formerly Silicon Valley Bancshares), or any other affiliate of Bank.

9. Market Stand-off Agreement. If so requested by the Company and an underwriter, the Registered Holder agrees not to sell or otherwise transfer or dispose of this Warrant or any shares of Common Stock issued or issuable pursuant to this Warrant (other than those included in the registration) during the one hundred eighty (180) day period following the effective date of a registration statement filed by the Company under the Securities Act of 1933, as amended, provided that such agreement shall apply only to the first such registration statement of the Company including equity securities to be sold on its behalf to the public in an underwritten initial public offering. The Company may impose stop transfer instructions with respect to the shares subject to the foregoing restriction until the end of such period.

10. Net Issue Exercise. Notwithstanding any provision herein to the contrary, if the Fair Market Value (as defined below) of one share of Common Stock is greater than the Purchase Price (at the date of the calculation as set forth below) for that share, in lieu of exercising this Warrant for cash, the Registered Holder of this Warrant may elect to receive shares equal to the value (as determined below) of this Warrant (or the portion thereof being canceled) by surrender of this Warrant at the principal office of the Company (or at such other address as the Company may designate) together with notice of such election. In such event, the Company shall issue to the Registered Holder the number of shares of Common Stock, calculated to the nearest full share, obtained by (X) multiplying (i) the number of shares of Common Stock purchasable under the Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being canceled (at the date of such calculation) by (ii) the difference between the Fair Market Value of one share of the Common Stock (at the date of such calculation) and the per share Purchase Price (as adjusted to the date of such calculation), and (Y) dividing the product thereof by the Fair Market Value of one share of the Common Stock. For purposes of this Warrant, the “Fair Market Value” of one share of Common Stock shall be (i) if the Common Stock is then traded on the NASDAQ National Market System or any national securities exchange, the last reported sale price of the Common Stock or the closing price quoted on the NASDAQ National Market System or any national securities exchange on which the Common Stock is listed, whichever is applicable, as published in The Wall Street Journal the trading day prior to the date of exercise, or (ii) if a public market for the Common Stock does not exist at the time of exercise, the fair market value of a share of Common Stock on the date immediately preceding the date of exercise as determined in good faith by the Company’s Board of Directors, or (iii) if the Warrant is exercised in connection with a Public Offering, the initial public offering price of the Common Stock. If the Registered Holder informs the Company in writing that it disagrees with the fair market value of a share of Common Stock as determined by the Board of Directors in accordance with subsection (ii) of the preceding sentence within five business days of the date of such determination, the Company and the Registered Holder shall select a mutually acceptable regional or national investment bank to determine the fair market value of a share of Common Stock on the date immediately preceding the date of exercise and such determination shall be conclusive. If the fair market value determined by the investment bank is less than or equal to the fair market value determined by the Board of Directors, the cost of the valuation shall be paid by the Registered Holder and if the fair market value determined by the investment bank is greater than the fair market value determined by the Board of Directors, the cost of the valuation shall be paid by the Company.

11. Replacement of Warrant. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and substance to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company at its expense shall execute and deliver, in lieu of this Warrant, a new Warrant of like tenor and amount.

12. No Impairment. The Company shall not, by any voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Warrant and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Registered Holder against impairment.

13. Notices. In the event that (i) the Company shall take a record of the holders of its Common Stock (or other stock or securities at the time receivable upon the exercise of this Warrant) for the purpose of entitling them to receive any dividend or other distribution, or any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right or (ii) the Company shall undertake any capital reorganization, any reclassification of its capital stock, any merger or consolidation, any sale, lease, license or other disposition of all or substantially all of the Company’s assets, or any voluntary dissolution, liquidation or winding up of the Company, the Company will deliver to the Registered Holder written notice specifying, as the case may be, (a) the date on which a record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right or (b) the date on which such reorganization, reclassification, consolidation, merger, sale, lease, license, disposition, dissolution, liquidation or winding up is to take place and the time, if any is to be fixed, as of which the holders of record of the Common Stock (or such other stock or securities at the time receivable upon the exercise of this Warrant) shall be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, lease, license, disposition, dissolution, liquidation or winding up.

14. Miscellaneous.

(a) The Company covenants that it will at all times reserve and keep available, solely for the purpose of issue upon the exercise hereof, a sufficient number of shares of Common Stock to permit the exercise hereof in full.

(b) No holder of this Warrant, as such, shall be entitled to vote or receive dividends or be deemed to be a stockholder of the Company for any purpose.

(c) This Warrant shall be governed by and shall be construed and enforced in accordance with the laws of the State of North Carolina applicable to agreements entered into and performed within such State, but without reference to the conflicts of law rules of such State.

(d) This Warrant constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, as distinguished from any other contractual arrangements between the parties and this Agreement supersedes and renders null and void any and all other prior oral or written agreements, understandings or commitments pertaining to the subject matter hereof. No variation hereof shall be deemed valid unless in writing and signed by the parties hereto.

(e) All notices and other communications required to be delivered to the Registered Holder pursuant to the terms of this Warrant shall be in writing and sent to the Company, c/o Ryan Wuerch, CEO, 210 West Pettigrew Street, Durham, NC 27701, and to the Company c/o General Counsel, 210 West Pettigrew Street, Durham, NC 27701. Notices shall be deemed to have been delivered and received by the Registered Holder if sent by U.S. Mail, postage prepaid, return receipt requested, on the third day after deposit, if sent by nationally recognized overnight courier service, on the date actually delivered as indicated by the records of such courier service, if sent by facsimile transmission, on the date of successful transmission as indicated by the sending facsimile machine, or if delivered by personal delivery, on the date of actual delivery.

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IN WITNESS WHEREOF, the Company has caused this Warrant to be signed by its duly authorized officer on this 29th day of June, 2007.

MOTRICITY, INC.

By:	/s/ Matt Petzold
Name:	Matt Petzold
Title:	Chief Financial Officer

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